UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2013

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 20, 2013, Apache Corporation (“Apache” or the “Company”) announced several changes to its executive organization effective January 1, 2014.

•	Rodney J. Eichler, president and chief operating officer, will be transitioning to the newly created roles of executive advisor to the chairman of Apache and as chief executive officer of Kitimat (LNG and upstream), where he will focus on oversight of Apache’s liquefied natural gas business, Gas Monetization, and corporate Health, Safety, Environment and Emergency Response.

•	John J. Christmann, region vice president for the Permian, will assume the role of executive vice president and chief operating officer, North America.

•	Thomas E. Voytovich, executive vice president for International Operations, is taking on the role of executive vice president and chief operating officer, International.

•	Michael S. Bahorich, executive vice president and chief technology officer, will take on additional responsibilities. He will maintain responsibility for exploration and production technology, and assume responsibility for Worldwide Projects, Horizontal Drilling and Completion Applications, Worldwide Drilling, Special Projects and Corporate Purchasing.

•	Robert V. Johnston, currently the region vice president for the Central Region, will serve as executive vice president and region vice president for the Central Region.

Rod Eichler, 64, was appointed president and chief operating officer of Apache in February 2011. He served as president and co-chief operating officer – International, leading the North Sea, Egypt, Australia and Argentina regions since February 2009. An executive vice president since 2000, he headed Apache’s Egyptian operations since 1997. Prior to that, he was region vice president for the Western Region in Houston and region exploration and development manager for the Rocky Mountain Region in Denver. Prior to joining Apache in 1993, Mr. Eichler was vice president, Exploration for Axem Resources. He was also associated with the U.S. Army Corps of Engineers and Tenneco Oil Co.

John Christmann, 47, has held the position of region vice president of the Permian Region since January 2010. He previously served as vice president, Business Development. Prior to that, he held various positions of increasing responsibility in the business development area and production management in the Gulf of Mexico Shelf region since joining Apache in 1997. Mr. Christmann was previously employed by ARCO/Vastar Resources, where he held positions in business development, crude oil marketing, and various production, reservoir and operations engineering assignments.

Tom Voytovich, 57, has served as executive vice president, International Operations since February 2013. Prior to this position, he served as the region vice president and general manager of Apache Egypt since June of 2009. Mr. Voytovich was region vice president of the Central Region from 2006 to 2009 and exploration manager from 2004 until 2006. Prior to joining Apache in 1993, he worked in geological, engineering and management positions with Shell Oil Co., Petro-Lewis, Berexco, and Hillin-Simon Oil Co.

Mike Bahorich, 57, currently holds the position of executive vice president and chief technology officer. He was previously executive vice president – Exploration and Production Technology, vice president – Exploration and Production Technology, vice president – Exploration Technology, and the Company’s chief geophysicist. Prior to joining the Company, Mr. Bahorich was employed at Amoco Corporation.

Rob Johnston, 58, has served as region vice president for the Central Region since 2009. He held that position from 2002 to 2006 when he transferred to Argentina as the country’s first region manager. Mr. Johnston joined Apache in 1982 as a geologist in the Mid-Continent Region before transferring to Cairo as development manager in 1996 and to Calgary as exploitation manager in 2000.

The changes to the Company’s executive organization were approved by the Company’s Board of Directors on September 17, 2013. Each person named above has (i) no arrangements or understandings with any other person pursuant to which he was elected for the position described above, and (ii) no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Except as described under the caption “Certain Business Relationships and Transactions” in Apache’s Proxy Statement filed with the SEC on April 3, 2013, (which disclosure is incorporated herein by reference), none of the persons named above is a party to any related person transaction with the Company.

A copy of the press release, dated September 20, 2013, is attached as an exhibit to this Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Apache Corporation dated September 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: September 23, 2013	/s/ Thomas P. Chambers
Thomas P. Chambers
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Apache Corporation dated September 23, 2013